Exhibit 99.02

News Release
Contact: Cathy Rebuffoni
952-591-3335
crebuffoni@moneygram.com

Anthony P. Ryan Named Chief Operating Officer
At MoneyGram International

Minneapolis, Minn., Nov. 19, 2007 – Anthony (Tony) P. Ryan, executive vice president and president of MoneyGram Global Payment Products and Services, was promoted to executive vice president/chief operating officer of MoneyGram International last week.

“Tony has been instrumental in driving the tremendous growth in our money transfer and bill payment businesses,” said Phil Milne, chairman, president and chief executive officer of MoneyGram International. “This promotion reflects his significant contributions to MoneyGram and the important role he will play in shaping the future of our company.”

Ryan, 44, who joined the company in 1995, was named president of MoneyGram Global Payment Products and Services in August, 2006, with the merger of the company’s Global Funds Transfer Group and Payment Systems Group. He had led the Global Funds Transfer Group, which included the international money transfer business, since June, 2001. Ryan spent his first six years with the company in the finance area, first as the controller for two business divisions and then as the corporate chief financial officer. Prior to joining Travelers Express, MoneyGram’s predecessor, he spent ten years with First Data Corp in Colorado.

MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with $1.16 billion in revenue in 2006 and approximately 138,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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